AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
                       OF DONALD K. FARRAR


     WHEREAS, Imo Industries Inc., a Delaware corporation
("Employer") and Donald K. Farrar ("Employee") have previously entered into an Employment Agreement effective as of September 13, 1993;

     WHEREAS, Employer and Employee desire to amend said
Agreement to reflect a voluntary reduction in salary retroactive to January 1, 1994;

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

     1. Article 4 Compensation is amended to read as follows:

                   For all services rendered by Employee
               during his employment hereunder, Employer shall pay Employee as compensation (i) a salary, in equal monthly installments, at a rate not less than $450,000 per year, and (ii) such bonus or incentive compensation as shall be determined annually, beginning for the calendar year 1994, by the Board of Directors at the end of each fiscal year and which shall be determined by the Board in accordance with its usual evaluation process.

                   The Board shall review at least annually,
               beginning as at January 1, 1996, the annual basic salary stated above and shall in its discretion grant such increases for cost of living, merit or other similarly or customary reasons, if any, as it may in good faith deem appropriate.


     2. Article 5 Stock Option is amended by adding the following subparagraph:

          d. Promptly after the effective date of this Amendment, a special restricted stock award of 40,000 share of Imo Industries Inc. Common Capital Stock will be granted under the current Equity Incentive Plan for Key Employees which shall vest as to 20% of the shares on December 31, 1995 (the "Vesting Date") and as to an additional 10% each succeeding anniversary of the Vesting Date until 100% of the shares are vested.

          e. Promptly after the effective date of this Amendment, a special option in the amount of 50,000 shares of Imo Industries Inc. Common Capital Stock will be granted under the current Equity Incentive Plan for Key Employees which shall vest as to 20% of the shares on December 31, 1995 (the "Vesting Date") and as to an additional 10% on each succeeding anniversary of the Vesting Date until the right to exercise the option shall have accrued with respect to 100% of the shares subject to such option.


     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of this 17th day of November, 1994.


                                       IMO INDUSTRIES INC.




/s/DONALD K. FARRAR                       By:/s/T.J. BIRD
   Donald K. Farrar                             T.J. BIRD